As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

AMENDED AND RESTATED CENTERPOINT ENERGY, INC.

STOCK PLAN FOR OUTSIDE DIRECTORS

(Full title of the plan)

Monica Karuturi

Vice President and Deputy General Counsel

1111 Louisiana Street

Houston, Texas 77002

(713) 207-1111

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Timothy S. Taylor

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	350,000 shares	$16.85	$5,897,500	$765.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of CenterPoint Energy, Inc. that may become issuable under the Amended and Restated CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended, as a result of stock splits, stock dividends or other similar transactions pursuant to the terms thereof.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Common Stock of CenterPoint Energy, Inc. as reported by the New York Stock Exchange on May 22, 2020.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by CenterPoint Energy, Inc. (“CenterPoint Energy”) pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register an additional 350,000 shares of common stock of CenterPoint Energy issuable pursuant to the Amended and Restated CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended (the “Plan”).

In accordance with General Instruction E to Form S-8, and except as the same may be modified by the information set forth in this Registration Statement, the contents of the Registration Statement on Form S-8 (No. 333-105773) filed on June 2, 2003, as amended by Post-Effective Amendment No. 1 to such Registration Statement filed on April 26, 2012, and the Registration Statement on Form S-8 (No. 333-173660) filed on April 21, 2011 relating to the Plan, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	Indemnification of Directors and Officers.

Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) and Article V of CenterPoint Energy’s Third Amended and Restated Bylaws provide CenterPoint Energy with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint Energy has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

Additionally, Article IX of CenterPoint Energy’s Restated Articles of Incorporation provides that no director of CenterPoint Energy is liable to CenterPoint Energy or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except as required by law as in effect from time to time. Currently, Section 7.001 of the TBOC requires that liability be imposed for the following actions: (i) any breach of such director’s duty of loyalty to CenterPoint Energy or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint Energy or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint Energy existing at the time of the repeal or modification.

ITEM 8.	Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number		Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

4.1*	-	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2*	-	Third Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated February 21, 2017	1-31447	3.1

4.3*	-	Form of CenterPoint Energy Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4 filed on November 5, 2001	333-69502	4.1

4.4*	-	Amended and Restated CenterPoint Energy, Inc. Stock Plan for Outside Directors	CenterPoint Energy’s Form 10-Q for the quarter ended March 31, 2018	1-31447	10.1

4.5*	-	First Amendment to the Amended and Restated CenterPoint Energy, Inc. Stock Plan for Outside Directors	CenterPoint Energy’s Form 10-K for the year ended December 31, 2019	1-31447	10(n)(2)

4.6*	-	Statement of Resolution Establishing Series of Shares Designated Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated August 22, 2018	1-31447	3.1

4.7*	-	Statement of Resolution Establishing Series of Shares designated 7.00% Series B Mandatory Convertible Preferred Stock of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated September 25, 2018	1-31447	3.1

4.8*	-	Form of Certificate representing the Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated August 22, 2018	1-31447	4.1

4.9*	-	Form of Certificate representing the 7.00% Series B Mandatory Convertible Preferred Stock of CenterPoint Energy (included as Exhibit A to Exhibit 4.7)	CenterPoint Energy’s Form 8-K dated September 25, 2018	1-31447	3.1

4.10*	-	Deposit Agreement, dated as of October 1, 2018, among CenterPoint Energy and Broadridge Corporate Issuer Solutions, Inc., as Depositary, and the holders from time to time of the Depositary Receipts described therein	CenterPoint Energy’s Form 8-K dated September 25, 2018	1-31447	4.2

4.11*	-	Form of Depositary Receipt for the Depositary Shares (included as Exhibit A to Exhibit 4.10)	CenterPoint Energy’s Form 8-K dated September 25, 2018	1-31447	4.2

4.12*	-	Statement of Resolution Establishing Series of Shares designated Series C Mandatory Convertible Preferred Stock of CenterPoint Energy, Inc., filed with the Secretary of State of the State of Texas and effective May 7, 2020	Form 8-K of CenterPoint Energy, Inc. dated May 6, 2020	1-31447	3.1

5.1	-	Opinion of Baker Botts L.L.P.

23.1	-	Consent of Deloitte & Touche LLP

23.2	-	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	-	Powers of Attorney (included on the signature page of this Registration Statement)

*	Incorporated herein by reference as indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 29, 2020.

CENTERPOINT ENERGY, INC.
(Registrant)

By:	/s/ John W. Somerhalder II
John W. Somerhalder II
Interim President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason M. Ryan as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2020.

Signature	Title

/s/ John W. Somerhalder II John W. Somerhalder II	Interim President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kristie L. Colvin Kristie L. Colvin	Interim Executive Vice President and Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Milton Carroll Milton Carroll	Executive Chairman of the Board of Directors

/s/ Leslie D. Biddle Leslie D. Biddle	Director

David J. Lesar	Director

/s/ Scott J. McLean Scott J. McLean	Director

/s/ Martin H. Nesbitt Martin H. Nesbitt	Director

/s/ Theodore F. Pound Theodore F. Pound	Director

Signature	Title

/s/ Susan O. Rheney Susan O. Rheney	Director

/s/ Phillip R. Smith Phillip R. Smith	Director

Barry T. Smitherman	Director